                                PAULA FINANCIAL
                                AND SUBSIDIARIES


                         [LOGO]-Registered Trademark-


                                  SHAREHOLDER


                                    REPORT


                                    FOR THE


                                 TWELVE MONTHS


                                     ENDED


                                  DECEMBER 31,


                                      1996

TO OUR SHAREHOLDERS / PAULA FINANCIAL & SUBSIDIARIES

          PAULA Financial & Subsidiaries recorded consolidated net income of $917,000 or $0.49 per share on total revenues of $20.0 million for the fourth quarter of 1996, compared with net income of $1.531,000 or $0.82 per share on total revenues of $14.7 million for the same quarter last year. For the twelve months ended December 31, 1996, consolidated net income was $3.9 million or $2.08 per share on total revenues of $65.8 million, compared with net income of $0.3 million or $0.16 per share on total revenues of $55.0 million for the same period in 1995.

          The Insurance Companies reported earned premiums for the fourth quarter of 1996 of $17.4 million compared to $12.0 million for the prior year period, an increase of $5.4 million or 45.0%. Through twelve months of 1996, net earned premiums were $55.5 million compared to $44.5 million in 1995, an increase of $11.0 million or 24.6%. The Insurance Companies continue to prosper with the expansion of PAULA Insurance Company's distribution force via selected independent agents and into new territories which include Oregon, Idaho and Alaska.

          The Insurance Companies' losses and loss adjustment expenses (LAE) for the fourth quarter of 1996 were $8.4 million compared to $4.2 million in 1995, an increase of $4.2 million or 100.0%. For the twelve months of 1996, losses and LAE were $28.0 million compared to $23.5 million in 1995, an increase of $4.5 million or 19.0%. The Insurance Companies reduced prior accident year bulk reserves by $2.4 million during the twelve months of 1996, compared to a reduction of $4.1 million for the same period in 1995. The reduction for 1996 occurred throughout the year while the reduction for 1995 occurred in the third and fourth quarters.

          Consolidated expenses, excluding losses and policyholder dividends, for the fourth quarter of 1996 were $9.9 million compared to $7.3 million in 1995, an increase of $2.6 million or 36.0%. Consolidated expenses for the twelve months of 1996 were $31.6 million, compared to $28.5 million, an increase of $3.1 million or 11.1%.

          PAULA's expansion into new markets is an on-going process. PAULA Insurance Company has been approved to write workers' compensation insurance in the States of Florida, New Mexico and Texas. The Company believes it will begin writing in Florida and Texas in the first quarter of 1997, and in New Mexico in the second quarter of 1997. The Company plans to establish a physical presence in Florida and Texas in 1997 and to service New Mexico from its Phoenix, Arizona facility.

          During 1996 Pan American acquired The Sinclair Company agribusiness insurance agency located in Fresno, California. Also in 1996, PAULA Insurance Company entered into joint marketing arrangements with two large regional insurance agencies and acquired a minority equity stake in each entity. The two agencies are James G. Parker Insurance Associates of Fresno, California and CAPAX Management & Insurance Services of Modesto, California. These transactions strengthen the insurance company's ties to its distribution network and will allow Pan American and these two agencies to leverage their combined customers, markets and production force.

     /s/ Jeffrey A. Snider

     Jeffrey A. Snider
     Chairman
     Chief Executive Officer

SUMMARY OF OPERATIONS

                                      For the three months          For the twelve months
(in 000's except ratios)                ended December 31             ended December 31
                                   --------------------------    ---------------------------
(Unaudited)                           1996           1995           1996           1995

Earned Premiums
    Worker's comp.                 $ 17,167       $ 11,915       $ 54,563       $ 44,224
    Group A&H and Life                  258             78            941            307
                                   ---------      ---------      ---------      ---------
Total earned premiums              $ 17,425       $ 11,993       $ 55,504       $ 44,531
                                   ---------      ---------      ---------      ---------
                                   ---------      ---------      ---------      ---------


Earned premiums by state:
    California                       10,989          6,722         35,500         27,664
    Arizona                           2,989          3,553         11,422         12,553
    Oregon                            3,239          1,718          8,303          4,314
    Idaho                               177            -              248            -
    Alaska                               31            -               31            -
                                   ---------      ---------      ---------      ---------
Total                              $ 17,425       $ 11,993       $ 55,504       $ 44,531
                                   ---------      ---------      ---------      ---------
                                   ---------      ---------      ---------      ---------


Statutory Ratios:
    Losses and ALAE ...............................................  50.2%          52.8%
    Operating expenses ............................................  42.4%          44.5%
  Dividends  ......................................................   3.0%           7.8%
  Combined ratio ..................................................  95.6%         105.1%


SHAREHOLDER INFORMATION

    CORPORATE OFFICE:                       SHAREHOLDER SERVICES:
    PAULA Financial                         Mr. Bradley K. Serwin
    300 N. Lake Ave., Suite 300             Corporate Secretary
    Pasadena, CA 91101                      PAULA Financial
    (818) 304-0401 Telephone                300 N. Lake Ave., Suite 300
    (818) 304-1052 Telefax                  Pasadena, CA 91101
                                            (818) 304-0401 Telephone
                                            (818) 304-1056 Telefax

    PUBLIC ACCOUNTANTS
    KPMG Peat Marwick, LLP
    725 S. Figueroa Street
    Los Angeles, CA 90017
    (213) 972-4000 Telephone

CONSOLIDATED BALANCE SHEET / PAULA FINANCIAL & SUBSIDIARIES


 (In thousands)                                         Dec. 31        Dec. 31
                                                         1996           1995
                                                      (Unaudited)     (Audited)
 ASSETS:

 Investments:
    Fixed maturities, available for sale, at market .. $ 81,371       $ 81,053
    Equity securities, available for sale, at market..    2,513            690
    Short-term investments ...........................    3,611          2,248
                                                       ---------      ---------
       Total Investments .............................   87,495         83,991

 Cash and cash equivalents ...........................    7,096          4,411
 Accrued investment income ...........................    1,483          1,559

 Receivables:
    Agent balances ...................................    6,274          5,513
    Unfilled premiums due ............................    5,279          5,234
    Reinsurance ......................................    6,599          6,775
    Income tax  ......................................      432          2,051
    Other ............................................      316            197
                                                       ---------      ---------
       Total Receivable ..............................   18,900         19,770

 Property and equipment, net of depreciation .........    2,066          2,287
 Cost in excess of net assets purchased ..............    1,883          2,198
 Deferred federal income tax receivable ..............    4,830          4,161
 Other assets ........................................    1,374            529

                                                       ---------      ---------
 Total assets ........................................ $125,127       $118,906
                                                       ---------      ---------
                                                       ---------      ---------


                                                        Dec. 31        Dec. 31
                                                         1996           1995
                                                      (Unaudited)     (Audited)
 LIABILITIES AND SHAREHOLDERS' EQUITY:

 Reserves for losses and loss adjustment expenses .... $ 55,720       $ 57,049
 Unearned premiums ...................................   10,655          4,609
 Accounts payable and accrued expenses ...............    6,068          7,611
 Reserve for policyholder dividends ..................    3,981          5,008
 Notes payable .......................................   11,278         10,824
                                                       ---------      ---------
       Total Liabilities .............................   87,702         85,101


 Shareholders' Equity:
    Common stock, no par value, 10,000,000 ...........    1,759          1,425
      authorized, 1,083,728 and 1,128,670 shares
      issued and outstanding at Dec. 31, 1996 and
      Dec. 31, 1995, respectively
    Preferred stock, no par value, 5,000,000 ..........  14,905         14,905
      authorized, 941,177 shares issued and
      outstanding at Dec. 31, 1996 and Dec. 31, 1995
    Retained Earnings .................................  23,176         20,724
    Net unrealized appreciation on securities .........     778          1,528
                                                       ---------      ---------
                                                         40,618         38,582
    Less: Treasury stock, at cost                        (2,972)        (4,458)
       Guarantee of notes payable of ESOP ............     (221)          (319)

                                                       ---------      ---------
Total liabilities and stockholders' equity ..........   $125,127       $118,906
                                                       ---------      ---------
                                                       ---------      ---------


    KPMG Peat Marwick, LLP, public accountants for the Company, is currently in the process of completing the 1996 audit for the Company. The audited financial information will be included in the Annual Shareholders' Report to be distributed prior to the Annual Meeting. Management does not expect any material changes from the information provided within this document.



CONSOLIDATED STATEMENT OF INCOME / PAULA FINANCIAL & SUBSIDIARIES


(In thousands, except amounts per share)        For the three months          For the twelve months
(Unaudited)                                       ended December 31             ended December 31
                                             --------------------------    ---------------------------
                                                1996           1995           1996           1995
 REVENUES:

 Premiums and other revenues:
    Net premiums earned .................    $ 17,425       $ 11,993       $ 55,504       $ 44,531
    Commissions .........................       1,153          1,139          4,213          4,022
    Investment income ...................       1,208          1,197          4,701          4,817
    Realized investment gain (loss) .....           5             43            444             37
    Service fees ........................          22            296            386          1,434
    Other ...............................         179             14            510            136
                                             ---------      ---------      ---------      ---------
 Total revenue ..........................      19,992         14,682         65,758         54,977


 EXPENSES:
    Net losses and loss adjustment ......       8,404          4,189         28,022         23,540
    Policyholder dividends  .............         556            599          1,628          3,438
    Commissions and other variable ......       1,815            702          4,380          2,979
    Fixed expenses ......................       8,131          6,610         27,260         25,511
                                             ---------      ---------      ---------      ---------
 Total expenses .........................      18,906         12,100         61,290         55,468

 Income before income taxes .............       1,086          2,582          4,468           (491)
 Provision for income taxes .............         169          1,051            545           (791)

                                             ---------      ---------      ---------      ---------
 Net income .............................    $    917       $  1,531       $  3,923       $    300
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------


 Net income per outstanding share ......         0.49           0.82       $   2.08       $   0.16
                                             ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------
